Exhibit 99.1

CONTRACT FOR THE DONATION OF SHARES ENTERED INTO BY MR. JOSE FRANCISCO SERRANO SEGOVIA IN HIS OWN RIGHT (HEREINAFTER "THE DONOR"), ON THE ONE HAND, AND ON THE OTHER HAND, MS. VANESSA SERRANO CUEVAS, IN HER OWN RIGHT (HEREINAFTER "THE DONEE"), AGREED TO UNDER THE FOLLOWING DECLARATIONS AND PROVISIONS:

DECLARATIONS

FIRST. The DONOR declares, in his own right, that he is of Mexican nationality by birth and that he is in full use and enjoyment of his rights and has no legal or natural disability whatsoever.

SECOND. The DONOR continues to declare that he is the sole and lawful owner of the shares mentioned below, which are free of all encumbrances:

BROADCASTING	SHARES	KEY TO QUOTE

GRUPO TMM, S.A.B.	12,499,150	TMMA

THIRD. That it is the will of the DONOR to donate to the DONEE the shares mentioned in the SECOND declaration above, subject to the terms and conditions detailed below.

FOURTH. The DONOR declares that the shares that in this act he donates to the DONEE, do not comprise the totality of his patrimony, but represent a minimum part of it and consequently the DONOR reserves in property enough goods in such a way that the present donation does not constitute an important decrease or diminution of his patrimony.

FIFTH. The DONEE declares that she is of legal age, of Mexican nationality by birth and that she has full legal capacity to bind herself and enter into this contract.

SIXTH. The parties jointly declare that they are aware of the content, scope and legal force of this contract and agree to be bound by the following clauses:

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CLAUSES

FIRST. The Donor donates in favor of the Donee the shares referred to in the SECOND declaration above, who expressly accepts the donation of the shares.

SECOND. The DONATION of the shares subject to this agreement is pure, absolute and irrevocable, for which reason the DONOR hereby declares that he shall not be liable to the DONEE for any contingency or direct obligation, whether or not reflected in the Issuer's financial statements, and therefore the DONEE assumes at her own risk any contingency or obligation that may arise after the signing of this agreement.
THIRD. The present donation of shares is free of charge and free of any condition.

FOURTH. The shares are transferred free of all encumbrances and with all rights, including dividend rights, which correspond to them at the time and from the date of this agreement.

FIFTH. The parties hereby agree on the following addresses for the purposes of this Agreement:

THE DONOR:	THE DONEE:
Montes Apalaches numero	Bosque de Olmos No. 51
415, Goiania Lomas de	Colonia Bosques de las Lomas
Chapultepec Mexico City	Alcaldfa Miguel Hidal o
Alcaldfa Miguel	Mexico City
Hidalgo Zip Code	Zip Code 11700
11000

SIXTH. In accordance with the Income Tax Law, the present donation does not cause a tax liability because it is between ascendants and descendants.

SEVENTH. The parties expressly agree that as a consequence of the present donation is not onerous, they agree that there is no consideration or remuneration whatsoever for the present donation.

Likewise, the parties agree that the present contract shall be elevated to Public Deed and therefore the fees and expenses of any nature caused by the donation of shares shall be the exclusive responsibility of the DONEE.

EIGHTH. For all matters relating to the interpretation and performance of this contract, the contracting parties irrevocably submit themselves to the jurisdiction of the competent Courts of Mexico City and therefore waive the jurisdiction of any other Court to which they may be subject by reason of their present and future domiciles or any other reason.

NINTH. The parties declare, under oath, that the execution of this agreement is not based on fraud, bad faith, injury or error, and that what has been agreed herein is the manifestation of their free will.

This Agreement is signed in duplicate in Mexico City, on the 19th day of August, 2020.

DONOR	DONEE
JOSE FRANCISCO SERRANO SEGOVJA

WITNESS	WITNESS
ALEJANDRA DE JESUS MENDIETA TERROBA	SUSANA DE LA CRUZ LUGO ZAMORA